EXHIBIT 23.1
HARVEST NATURAL RESOURCES, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134630, 333-115841, 333-94823, 333-49114 and 333-85900) and Form S-3 (No. 333-17231) of Harvest Natural Resources, Inc. (formerly Benton Oil and Gas Company) of our report dated March 17, 2008 except for the effect of the restatement discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, for which the date is March 13, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A Amendment No. 2.
PricewaterhouseCoopers LLP
Houston, Texas
March 13, 2009